Exhibit 5.1
OPINION OF MILES & STOCKBRIDGE P.C.
April 1, 2011
FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway
Suite 1300
Irving, Texas 75062
Ladies and Gentlemen:
We have acted as special Maryland counsel to FelCor Lodging Trust Incorporated, a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 27.6 million shares of the Company’s common stock, par value $0.01 per share (including up to 3.6 million shares subject to the underwriters’ overallotment option, the “Shares”), on its Registration Statement on Form S-3 filed with the Securities and Exchange Commission, as amended to the date hereof (File No. 333-155316) (the “Registration Statement”).
We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on our examination and subject to the assumptions and qualifications set forth herein, we advise you that in our opinion the Shares have been duly authorized and, when issued and sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.
We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.
We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal